Exhibit 10.31
Form Restricted Stock Unit Award for Directors
PRIDE INTERNATIONAL, INC.
2004 DIRECTORS’ STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
     This Restricted Stock Unit Agreement (“Agreement”) between PRIDE INTERNATIONAL, INC. (the “Company”) and ____________ (the “Grantee”), a nonemployee Director of the Company, regarding an award (“Award”) of ______ units of Common Stock (as defined in the Pride International, Inc. 2004 Directors’ Stock Incentive Plan (the “Plan”), such Common Stock comprising this Award referred to herein as “Restricted Stock Units”) awarded to the Grantee on ______ (the “Award Date”), such number of Restricted Stock Units subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:
     1. Relationship to Plan
     This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
     (a) “Disability” has the meaning set forth in Section 1.409A-3(i)(4)(A) of the Treasury Regulations and shall be determined by the Committee in its sole discretion.
     (b) “Payment Election” shall have the meaning set forth in Section 3(a) hereof.
     (c) “Transfer Commencement Date” shall mean either [the first anniversary of the Award Date], or, if Grantee makes a Payment Election, the first date of payment pursuant to such Payment Election. The Transfer Commencement Date pursuant to a Payment Election shall be either a fixed date or the date of a Separation from Service, as specified by the Grantee.
     (d) “Separation from Service” shall mean a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
     2. Vesting
     The Grantee shall be fully vested in the Restricted Stock Units on the Grant Date.
     3. Delivery of Shares
     (a) Form of Delivery. The Restricted Stock Units are payable in ordinary shares of Company Stock. This distribution may be made either as a single lump sum transfer of shares or through the transfer of shares in substantially equal annual installments over the period selected by the Grantee. Subject to the provisions of this Restricted Stock Unit Agreement, the Grantee shall timely elect the form in which the distribution shall be made and the applicable Transfer Commencement Date in the form and manner prescribed by the Committee pursuant to the requirements of Section 409A of the Code (the “Payment Election”). If the Committee or its

designee has not received the Grantee’s Payment Election by the applicable deadline, then the Grantee shall receive the Common Stock in a single lump sum payment on [the first anniversary of the Award Date].
     (b) General Provisions Regarding Timing of Delivery. Except as specifically set forth in this Restricted Stock Unit Agreement, distribution of shares subject to this Award of Restricted Stock Units shall commence on the Transfer Commencement Date in the following form:
     (i) in a single lump sum transfer of shares; or
     (ii) if elected by the Grantee pursuant to a Payment Election in accordance with Section 3(a), in a series of substantially equal annual installments over a period selected by the Grantee commencing on the Transfer Commencement Date and continuing on the succeeding anniversaries of such Transfer Commencement Date;
provided, however, that no distribution of shares shall occur prior to [the first anniversary of the Award Date].
     (c) Circumstances Requiring Distributions Regardless of Payment Election.
     (i) Death Prior to Distribution of Entire Award. Notwithstanding any Payment Election to the contrary, if the Grantee dies prior to the transfer of all of the shares to which he is entitled pursuant to this Restricted Stock Unit Agreement, then any shares that have not been transferred as of the date of the Grantee’s death will be transferred in a single lump sum to the Grantee’s estate. Such transfer shall occur on the later of [the first anniversary of the Award Date] or the date that is 90 days after the date of the Grantee’s death.
     (ii) Disability Prior to Distribution of Entire Award. Notwithstanding any Payment Election to the contrary, if the Grantee experiences a Disability prior to the transfer of all of the shares to which he is entitled pursuant to this Restricted Stock Unit Agreement, then any shares that have not been transferred as of the date of the Grantee’s Disability will be transferred in a single lump sum to the Grantee. Such transfer shall occur on the later of [the first anniversary of the Award Date] or the date that is 90 days after the Grantee’s Disability.
     (iii) Change in Control. Notwithstanding any Payment Election to the contrary, all undistributed shares associated with this Restricted Stock Unit Agreement shall be transferred to the Grantee in a single lump sum on the later of [the first anniversary of the Award Date] or the date that is the fifth business day following the date of a Change in Control that constitutes a permissible payment event under Treasury Regulation Section 1.409A-3(i)(5).

     4. Dividend Equivalent Payments
     The Grantee will be entitled to receive a cash payment equal to the dividends paid with respect to Common Stock covered by the Restricted Stock Units, payable in the same amount and at the same time as dividends on Common Stock are paid to any other stockholder.
     5. Stockholder Rights
     The Grantee shall have no rights of a stockholder with respect to shares of Common Stock subject to this Award unless and until such time as the Award has been settled by the transfer of shares of Common Stock to the Grantee.
     6. Restriction on Settlement and Delivery of Shares
     The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
     7. Notices
     Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be:
     (a) by registered or certified United States mail, postage prepaid, to Pride International, Inc., Attn: Corporate Secretary, 5847 San Felipe, Suite 3300, Houston, Texas 77057; or
     (b) by hand delivery or otherwise to Pride International, Inc., Attn: Corporate Secretary, 5847 San Felipe, Suite 3300, Houston, Texas 77057.
     Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
     8. Assignment of Award
     Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution.

     Notwithstanding the foregoing, subject to the approval of the Committee, in its sole discretion, the Award may be transferred by the Grantee to (i) the children or grandchildren of the Grantee (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members (“Immediate Family Member Trusts”) or (iii) a partnership or partnerships in which such Immediate Family Members have at least 99% of the equity, profit and loss interests (“Immediate Family Member Partnerships”). Subsequent transfers of a transferred Award shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Grantee or a person to whom the original Grantee could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, the Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and except as otherwise provided herein, the term “Grantee” shall be deemed to refer to the transferee. The consequences of termination of service shall continue to be applied with respect to the original Grantee, following which the Awards shall vest only to the extent specified in the Plan and this Agreement.
     9. Withholding
     At the time of delivery of shares of Common Stock attributable to Restricted Stock Units, the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the delivery of such shares of Common Stock attributable to Restricted Stock Units shall be remitted to the Company or provisions to pay such withholding requirements shall have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes, if any, which it determines is required in connection with this Award.
     10. Stock Certificates
     Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award.
     11. Successors and Assigns
     This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
     12. No Continued Service Guaranteed
     No provision of this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer any right upon the Grantee to continue as a Director of the Company or any Subsidiary.

     13. Governing Law
     This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.
     14. Amendment
     This Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Grantee.
     15. Section 409A Compliance.
     It is intended that the provisions of this Agreement satisfy the requirements of Code Section 409A, and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that the Agreement be operated in a manner consistent with such requirements to the extent applicable.
     If the Grantee is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which he has a Separation from Service (other than due to death), any transfer of shares payable on account of a Separation from Service shall not take place prior to the earlier of (i) the first business day following the expiration of six months from the Grantee’s Separation from Service, (ii) the date of the Grantee’s death, or (iii) such earlier date as complies with the requirements of Section 409A of the Code (the “Specified Employee Transfer Date”). If the Grantee elected to receive his distribution in a series of installments, he shall receive the first installment on his Specified Employee Transfer Date, but any subsequent installments shall be payable without regard to his status as a specified employee.

PRIDE INTERNATIONAL, INC.
Date: _______________________	By:
Name:
Title:

     The Grantee hereby accepts the foregoing Restricted Stock Unit Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

GRANTEE:
Date: _______________________